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                                                                   EXHIBIT 10.49

                        INSPIRE INSURANCE SOLUTIONS, INC.
                   EXECUTIVE PERFORMANCE STOCK INCENTIVE PLAN


Section 1.        Purposes.

         The INSpire Insurance Solutions, Inc. Executive Performance Stock Incentive Plan (the "Plan") was established by the Board of Directors of INSpire Insurance Solutions, Inc. (the "Company"), effective as of January 1, 1999, subject to approval by the shareholders of the Company. The purpose of the Plan is to provide incentivized, at-risk compensation for a select group of management or highly compensated employees of the Company or its Subsidiaries whom the Company believes can contribute materially to the continued growth, development and success of the Company.

Section 2.        Definitions.

         As used in this Plan, the following terms shall have the meanings indicated below:

                  (a) "Base Award" shall mean a Base Award as described in
Section 4 hereto.

                  (b) "Base Compensation" shall mean the Participant's base salary payable by the Company or its Subsidiaries, without regard to any bonuses or incentive plan compensation, and prior to the Elective Deferral the Participant agrees to the terms of this Plan.

                  (c) "Committee" shall mean the Compensation Committee of the Company's Board of Directors.

                  (d) "Designated Beneficiary" shall mean a beneficiary or beneficiaries designated by a Participant, in accordance with the terms and conditions of Section 15 of the Plan, to receive the Participant's Plan Account in the event of the Participant's death, or in the absence of an effective designation by the Participant, the Participant's surviving spouse, or if there is no surviving spouse, the Participant's estate.

                  (e) "Election to Defer Base Compensation" shall mean that written election (documented by a form adopted from time-to-time by the Company's management or the Committee) which documents a Participant's annual and irrevocable election to participate in the Plan and to defer his or her Base Compensation in accordance with the terms and conditions of the Plan.

                  (f) "Elective Deferral" shall mean the portion of a Participant's Base Compensation that the Participant elects to forego with respect to a Performance Period in accordance with the terms and conditions of the Plan.

                  (g) "Fair Market Value" shall mean Fair Market Value as defined in the Inspire Insurance Solutions, Inc. Second Amended and Restated 1997 Stock Option Plan.

                  (h) "Participant" shall mean a participant as described in
Section 3 hereof.


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                  (i) "Performance Period" shall mean the period during which the achievement of the Target Performance Goal(s) selected by the Committee with respect to any award pursuant to the Plan is to be measured.

                  (j) "Performance Stock" shall mean shares of Common Stock of the Company, par value $.01 per share that are awarded pursuant to this Plan.

                  (k) "Plan Account" shall mean a general ledger account established for a Participant in accordance with the terms and conditions of
Section 11 of the Plan.

                  (l) "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

                  (m) "Subsidiaries" shall mean those corporations, more than 50% of whose outstanding voting securities the Company has the right, directly or indirectly, to vote for the elections of directors, and who are identified by the Committee to be covered by this Plan.

                  (n) "Success Award" shall mean a Success Award as described in
Section 4 hereto.

                  (o) "Target Performance Goal(s)" shall mean a performance goal established by the Committee, at any time ending on or before the 90th day of the applicable Performance Period (but in no event after 25% of the Performance Period has elapsed), based on any or all of the following business criteria, which may apply to the individual in question, an identifiable business unit or the Company as a whole: stock price, market share, sales, earnings per share, return on equity or costs, return on invested capital or net assets employed, cumulative total return to shareholders, whether compared to preselected peer groups or not, consolidated pre-tax earnings, net revenues, net earnings, operating income, earnings before interest and taxes, and cash flow, for the applicable performance period, all as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied by the Company in the preparation of its financial statements and subject to such other special rules and conditions as the Committee may establish at any time ending on or before the deadline described above for the establishment of the Performance Goal. The foregoing shall constitute the sole business criteria upon which the performance goals under this Plan shall be based.

Section 3.        Eligibility and Participation.

         Participants in the Plan shall include (i) directors of the Company and
(ii) employees of the Company and its Subsidiaries if they hold an officer position of Vice President or higher in the Company or its Subsidiaries. Participants may participate in the Plan for a specified Performance Period by timely filing with the Company an Election to Defer Base Compensation for that Performance Period.


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Section 4.        Plan Benefits.

         Prior to each Performance Period, each Participant will be given the right to file an Election to Defer the Base Compensation in which he or she may designate a percentage of his or her Base Compensation that constitutes his or her Elective Deferral for that Performance Period. The Participant may elect to forego 10%, 15%, 20% or 25% of his or her Base Compensation, or such other percentage as may be permitted by the Committee. The period of time in which the Participant actually foregoes the designated percentage of his or her Base Compensation with respect to a Performance Period need not coincide exactly with the Performance Period, but shall begin no earlier than one month prior to the beginning, and end no later than one month after the end, of the Performance Period.

         If the Participant makes such an election for a Performance Period, the Participant shall receive the right to an award of Performance Stock, subject to the award, vesting and forfeitures provisions of this Plan. The transfer and issuance of such Performance Stock to a Participant pursuant to the Plan shall constitute the payment of the Participant's Elective Deferrals relating to the Performance Period. The amount of Performance Stock awarded will depend on whether the Company achieves the Target Performance Goal(s) designated by the Committee for the Performance Period in issue. If the designated Target Performance Goal(s) is achieved, the Participant will be awarded a number of shares of Performance Stock (a "Success Award") valued at two-times the amount of Base Compensation the Participant deferred with respect to that Performance Period, based on the Fair Market Value of the Company's stock on the April 1 in or nearest (in the event a Performance Period does not span an April 1) that Performance Period (to the next full share). If the designated Target Performance Goal(s) is not achieved, each Participant will be awarded a number of shares of Performance Stock (a "Base Award") valued at 50% of the amount of Base Compensation the Participant deferred with respect to that Performance Period, based on the Fair Market Value of the Company's stock on the April 1 in or nearest (in the event a Performance Period does not span an April 1) that Performance Period (to the next full share). Shares of awarded Performance Stock shall be paid and transferred to a Participant as follows:

                  (a) Performance Shares comprising a Base Award shall be transferred and issued to the Participant within five business days of the April 1 immediately following the Performance Period.

                  (b) 50% of the Performance Shares comprising a Success Award shall be transferred and issued to a Participant within five business days of the April 1 immediately following the Performance Period and the remaining 50% shall be transferred and issued within five business days of April 1 of the next following year.

Section 5.        Provisions Related to Section 162(m).

                  (a) The maximum number of shares of Performance Stock which may be granted to any Participant in any one year shall not exceed 100,000 shares.

                  (b) The Committee shall designate all Participants for a Performance Period by the deadline for establishing the Target Performance Goal for that Performance Period.


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                  (c) Following the close of each Performance Period and prior to the payment of any amount to any Participant under the Plan, the Committee must certify in writing as to the attainment of all Target Performance Goals (including the performance goals for a Participant) upon which any awards to a Participant for that Performance Period are to be based.

                  (d) Each of the foregoing provisions and all of the other terms and conditions of the Plan shall be interpreted in such a fashion so as to qualify all compensation paid hereunder as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

                  (e) No shares of Performance Stock shall be awarded under the Plan and this Plan shall be null and void and have no effect whatsoever unless the Plan shall have been approved by the shareholders of the Company at the 1999 annual meeting of shareholders of the Company.

Section 6.        Termination of Participation.

         A Participant's participation shall terminate before the end of the Performance Period, in the event of his or her termination of employment with the Company for any reason, including death or disability. When a Participant's participation terminates before the end of the Performance Period due to involuntary termination of employment, retirement, death or disability, the amount of any Base Compensation foregone by that employee as to such Performance Period shall be reimbursed by the Company to the Participant or his/her Designated Beneficiary.

Section 7.        Transfer and Issuance of Performance Stock.

         When Performance Stock attributable to a Success Award or a Base Award is transferred and issued pursuant to Section 4 of this Plan, the Committee shall then cause stock certificates registered in the name of the Participant (or the Designated Beneficiary) to be issued and delivered to the Participant (or the Designated Beneficiary) free of any and all restrictions or conditions.

Section 8.        SEC Restrictions.

         Each certificate representing Performance Stock shall bear such legends as the Committee determines appropriate under the Securities Act and any related legislation or regulations. The Company agrees, however, to take those steps necessary to register such shares under the Securities Act, prior to the issuance of those shares under the Plan.

Section 9.        Plan Account.

         A separate Plan Account shall be established on the Company's books for each Participant for the purpose of accounting for all Elective Deferrals made and Performance Stock rights earned pursuant to the terms and conditions of this Plan.

         Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other

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person. To the extent that any person acquires a right to receive payments of cash or Performance Stock from the Company or any Subsidiary pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. None of the rights or benefits provided under the Plan shall be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of during the time in which the requirement of continued employment or attainment of performance objectives has not been achieved.

Section 10.       Tax Withholding.

         Notwithstanding any other provision of the Plan, the Company or a Subsidiary, as appropriate, shall have the right to deduct from all Success Awards and Base Awards all federal, state or local taxes as required by law to be withheld with respect to such awards, and the Participant or other person receiving such Performance Stock may be required to pay to the Company or a Subsidiary, as appropriate prior to delivery of such Performance Stock, the amount of any such taxes which the Company or Subsidiary is required to withhold, if any, with respect to such Performance Stock. If such payment is not received, the Company may withhold an appropriate number of shares in payment of such withholding tax obligations or withhold through any other lawful means.

Section 11.       Designation and Change of Designated Beneficiary.

         Each Participant may file with the Committee a written designation of one or more persons as the Designated Beneficiary who shall be entitled to receive (in the order and/or portions indicated) the Performance Stock, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt.

Section 12.       No Guarantee of Employment.

         Nothing contained in the Plan shall be interpreted as a contract of employment between the Company, or any of its Subsidiaries, and a Participant, as establishing the right of a Participant to be continued in the employment of the Company or any of its Subsidiaries to discharge a Participant, with or without cause.

Section 13.       Other Benefit Programs.
         Participation in the Plan is in addition to and not in lieu of any other qualified or non-qualified employee benefit plans or programs in which a Participant is or may become eligible to participate by reason of employment with the Company. Except as otherwise provided herein or in such other plans or programs, participation in the Plan and receipt of any benefits hereunder shall be disregarded under such other plans or programs. Notwithstanding the foregoing, a Participant's benefits under all non-qualified employee benefit plans or programs maintained by the Company shall be determined as if the Participant had not made an Election To Defer Base Compensation. With respect to the Company's qualified retirement plan, in the


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event that a Participant's contribution to that plan, or benefits or account balance therein, is affected in any manner by the Participant having made an Election to Defer Base Compensation pursuant to the Plan, then such Participant shall receive an additional current payment in an amount equal to that percentage of the compensation deferred pursuant to the Participant's Election to Defer Base Compensation that would have otherwise been taken into account as a contribution to, benefit or credit to an account balance pursuant to such qualified retirement plan.

Section 14.       Amendment and Termination.

         Notwithstanding any provision of the Plan, the Company reserves the right, in its sole and absolute discretion, to modify, amend, suspend or terminate the Plan at any time and for any reason, with or without notice; provided, however that no such modification, amendment, suspension or termination shall reduce the balance of any Participant's Plan Account determined as of the date any such action is taken.



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